EXHIBIT 99.1

PRESS RELEASE

Dick’s Sporting Goods Reports 41% Increase in 1st Quarter Net Income; 17% Increase in EPS

PITTSBURGH, Pa., May 22, 2003 — Dick’s Sporting Goods, Inc. (NYSE: DKS) today reported sales and earnings results for the first quarter ended May 3, 2003.

Net income for the first quarter ended May 3, 2003 increased 41% to $6.7 million, and increased 17% to $0.28 per diluted share, compared to $4.7 million or $0.24 per diluted share, respectively for the quarter ended May 4, 2002. Earnings per share increased at a lower percentage than net income due to more shares being outstanding this year as a result of the Company’s IPO last October. For the quarter, total sales increased 10% to $304.7 million. Comparable store sales decreased 0.9%.

Net income for the first quarter increased 37% to $6.7 million and earnings per share increased 27% to $0.28 per diluted share, compared to pro-forma net income of $4.9 million or $0.22 per diluted share in the first quarter of last year.

Prior period pro-forma results include a reduction of interest expense and an increase in diluted shares as if the Company had consummated its initial public offering at the beginning of the first quarter last year rather than on the October 15, 2002 effective date.

“Sales in the first quarter started off below our plan due to the extended winter weather throughout the majority of our markets, as we discussed on our March 13 conference call. However, as the weather warmed up, we saw the expected strength in our sales results, which continued through the end of the quarter. We also were able to continue the growth of our gross margin rates, resulting in earnings in excess of our previous guidance,” said Edward W. Stack, Chairman and CEO.

First Quarter Store Openings

As of May 3, 2003, the Company operated 149 stores in 26 states. Since February 1, 2003, the Company has opened eight new stores. These stores include openings in:

•	Mooresville, NC (the fifth store in the greater Charlotte, NC market);

•	Warwick, RI and N. Attleboro, MA (the first two stores in the Providence, RI market);

•	East Brunswick, NJ (the third store in Northern N.J.);

•	Orange, CT;

•	Wichita, KS (the second store in this market);

•	Lynnhaven Mall, Virginia Beach, VA (the first store in the Virginia Beach market) and

•	Clarksburg, WV

Second Quarter and Full Year Outlook

The Company’s current outlook for the full year and second quarter of 2003 is based on current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act as described later in this release. Although the Company believes that comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Second Quarter 2003

•	The Company expects to open one store during the second quarter, in East Hanover, NJ.

•	Net income is expected to be $14.3–$14.8 million, compared to last year’s pro-forma net income of $11.9 million (or $11.7 million on a GAAP basis) in the second quarter, an increase of 20–24% (or an increase of 22-26% on a GAAP basis).

•	Based on an estimated 24.6 million diluted shares outstanding, EPS for the second quarter is expected to be $0.58–0.60 per diluted share, a 9–13% increase over pro-forma EPS (or a decrease of 3% to even on a GAAP basis) in the prior year’s second quarter of $0.53 (or $0.60 on a GAAP basis). There will be more shares outstanding in the second quarter of this year as compared to last year due to the Company’s initial public offering in October 2002.

Full Year 2003

The Company reaffirmed the outlook for the full year as provided on March 13, 2003.

•	The Company expects to open 20 stores during the year.

•	Comparable sales are expected to increase approximately 2-3%.

•	Net income is expected to be $48.0 million, compared to last year’s pro-forma net income of $38.6 million (or $38.3 million on a GAAP basis), an increase of 24% (or an increase of 25% on a GAAP basis).

•	Based on an estimated 24.6 million diluted shares outstanding, the Company expects to report EPS for the full year of $1.95 per diluted share, compared to pro-forma EPS of $1.72 in the prior year (or $1.87 on a GAAP basis).

Conference Call Info

The Company will be hosting a conference call today at 5:00 pm Eastern time to discuss the first quarter results. Investors will have the opportunity to listen to the earnings conference call over the internet through the Company’s web site located at http://www.dickssportinggoods.com/investors. To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, the webcast will be archived on the Company’s web site for approximately 30 days. In addition, a dial-in replay will be available shortly after the call. To listen, investors should dial (888) 203-1112 (domestic callers) or (719) 457-0820 (international callers) and enter confirmation code 719864. The dial-in replay will be available for 7 days following the live call.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “estimate,” “intend,” “predict,” and “continue” or similar words. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on April 29, 2003. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

About Dick’s Sporting Goods, Inc.

Pittsburgh-based Dick’s Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear in a specialty store environment. As of May 3, 2003, the Company operated 149 stores in 26 states throughout the Eastern half of the U.S.

Dick’s Sporting Goods, Inc. news releases are available at www.dickssportinggoods.com (click on the Investor Relations link at the bottom of the home page).

Contact:

Michael F. Hines EVP, CFO or
Jeffrey R. Hennion, Vice President – Finance & Treasurer
412-788-6066
investors@dcsg.com

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME — UNAUDITED
(Dollars in thousands, except per share data)

	GAAP		Pro-Forma (1)
	13 Weeks Ended		13 Weeks Ended

	May 3,	May 4,	May 4,
	2003	2002	2002

Net sales	$304,728	$276,635	$276,635
Cost of goods sold, including occupancy and distribution costs	221,880	206,595	206,595

GROSS PROFIT	82,848	70,040	70,040
Selling, general and administrative expenses	68,802	59,069	59,069
Pre-opening expenses	2,456	2,235	2,235

INCOME FROM OPERATIONS	11,590	8,736	8,736
Interest expense, net	506	854	636

INCOME BEFORE INCOME TAXES	11,084	7,882	8,100
Provision for income taxes	4,434	3,153	3,240

NET INCOME	$6,650	$4,729	$4,860

EARNINGS PER COMMON SHARE:
Basic	$0.32	$0.28	$0.25
Diluted	$0.28	$0.24	$0.22
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	20,514	16,827	19,599
Diluted	23,981	19,401	22,183

(1)  The Company believes the use of pro-forma results for prior periods provides a more meaningful comparison to the current period results due to the significant increase in share count since October 15, 2002 when the Company completed its initial public offering, and the related reduction in interest expense due to the application of the net proceeds thereof. The reconciliations of the pro-forma financial information to the most directly comparable GAAP financial information is presented below (Dollars in millions, except per share data):

	13 Weeks Ended		Year Ended

	May 4,	August 3,	February 1,
	2002	2002	2003

Net income	$4.7	$11.7	$38.3
Interest expense reduction (after tax)	0.2	0.2	0.3

Pro-forma net income	$4.9	$11.9	$38.6

Diluted shares	19.4	19.4	20.5
Public offering adjustment	2.8	2.8	2.0

Pro-forma diluted shares	22.2	22.2	22.5

Pro-forma diluted earnings per share	$0.22	$0.53	$1.72

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(Dollars in thousands)

	May 3,	May 4,	February 1,
	2003	2002	2003

ASSETS
CURRENT ASSETS:
Cash	$15,748	$13,034	$11,120
Accounts receivable, net	20,233	14,672	16,391
Inventories, net	283,855	241,050	233,497
Prepaid expenses and other current assets	7,099	4,995	5,572
Deferred income taxes	9,850	5,257	8,697

Total current assets	336,785	279,008	275,277
Property and equipment, net	76,742	73,142	80,109
Other assets	20,577	15,675	20,840

TOTAL ASSETS	$434,104	$367,825	$376,226

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$137,787	$116,622	$125,208
Accrued expenses	55,957	54,512	59,239
Deferred revenue and other liabilities	18,196	13,699	22,752
Income taxes payable	3,811	3,506	12,763
Current portion of long-term debt and capital leases	213	211	213

Total current liabilities	215,964	188,550	220,175

LONG-TERM LIABILITIES:
Revolving credit borrowings	45,275	96,340	—
Long-term debt and capital leases	3,312	3,513	3,364
Deferred revenue and other liabilities	12,919	11,920	12,188

Total long-term liabilities	61,506	111,773	15,552

COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ EQUITY:
Preferred Stock	—	—	—
Common stock	135	168	126
Class B common stock	76	—	77
Additional paid-in capital	139,405	96,279	130,071
Retained earnings (accumulated deficit) (1)	16,875	(23,309)	10,225
Note receivable for common stock	—	(6,196)	—
Accumulated other comprehensive income	143	560	—

Total stockholders’ equity	156,634	67,502	140,499

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$434,104	$367,825	$376,226

(1)  Includes $63,897 of accretion on previously outstanding redeemable preferred stock to its redemption value through a charge to accumulated deficit.

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(Dollars in thousands)

	13 Weeks Ended

	May 3,	May 4,
	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,650	$4,729
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	3,283	3,245
Deferred income taxes	(1,700)	(38)
Other non-cash items	2,067	—
Changes in assets and liabilities:
Accounts receivable	(3,842)	(256)
Inventories	(50,358)	(39,466)
Prepaid expenses and other assets	(576)	(1,011)
Accounts payable	8,718	21,254
Accrued expenses and other	(6,680)	5,279
Deferred revenue and other liabilities	(3,823)	(4,084)

Net cash used in operating activities	(46,261)	(10,348)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale-leaseback transactions	7,403	2,176
Capital expenditures	(9,387)	(6,768)

Net cash used in investing activities	(1,984)	(4,592)

CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit borrowings, net	45,275	19,267
Payments on long-term debt and capital leases	(52)	(64)
Transaction costs for initial public offering	183	—
Proceeds from exercise of stock options	3,606	—
Increase (decrease) in bank overdraft	3,861	(205)

Net cash provided by financing activities	52,873	18,998

NET INCREASE IN CASH	4,628	4,058
CASH, BEGINNING OF PERIOD	11,120	8,976

CASH, END OF PERIOD	$15,748	$13,034